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         FOR IMMEDIATE RELEASE
         ---------------------


                    SHELBOURNE PROPERTIES III, INC. ANNOUNCES
                         LIVONIA, MICHIGAN PROPERTY SOLD


         BOSTON, MASSACHUSETTS, January 29, 2003 -- Shelbourne Properties III, Inc. (AMEX: HXF) is pleased to announce that it sold its property located in Livonia, Michigan commonly referred to as Livonia Plaza for a sale price of $12,969,000. After satisfying the debt encumbering the property, closing adjustments and other closing costs, net proceeds were approximately $7,800,000.

         The Board of Directors and Shareholders of Shelbourne Properties III, Inc. have previously approved a plan of liquidation for Shelbourne Properties III, Inc. For additional information concerning the proposed liquidation including information relating to the properties being sold please contact John Driscoll at (617) 570-4609 or Andy Feinberg at (617) 570-4620.